Exhibit 99.1

FOR IMMEDIATE RELEASE
Krispy Kreme Contact:
Brian K. Little
336-726-8825
blittle@KrispyKreme.com

KRISPY KREME ANNOUNCES COMPLETION OF REFINANCING

Winston-Salem, NC - February 16, 2007 - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that it has closed a new senior secured credit facility aggregating $160 million, comprised of a $50 million revolving credit facility and a $110 million term loan. The revolving facility has a six year term ending in February 2013. The term loan amortizes in quarterly installments of $275,000 beginning in April 2007 with a final payment of the remaining term loan balance due in February 2014. The revolving credit facility provides that up to $30 million of this facility may be used by the Company to obtain letters of credit. The new facility may be retired without penalty at any time.

Proceeds of the term loan were used to repay the approximately $107 million outstanding balance under the Company’s prior credit facility (which was retired), and to pay fees and expenses related to the new financing and the retirement of the prior facility. The Company will record a pretax charge of approximately $9.6 million in the quarter ending April 29, 2007, representing the prepayment fee related to the prior facility and the write-off of unamortized deferred financing costs related to the prior facility.

The new term loan bears interest at LIBOR plus 3.00% (subject to a stepdown based on credit ratings), compared to LIBOR plus 5.875% (and which had been LIBOR plus 7.25% from December 12, 2005 through January 28, 2007) under the retired term loan.

The new credit facility will be filed as an exhibit to a Current Report on Form 8-K, which will be made available on the Company’s website promptly after its filing with the Securities and Exchange Commission. The facilities were arranged by Credit Suisse as sole bookrunner, sole lead arranger and administrative agent.

About Krispy Kreme
Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded retailer and wholesaler of high-quality doughnuts, including its signature Hot Original Glazed.™ There are currently approximately 300 Krispy Kreme factory stores and 95 satellites operating systemwide in the United States of America, Australia, Canada, Hong Kong, Indonesia, Japan, Kuwait, Mexico, the Philippines, South Korea and the United Kingdom. Additional information on Krispy Kreme can be found on the Internet at http://www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of pending governmental investigations, including by the Securities and Exchange Commission and the United States Attorney's Office for the Southern District of New York; potential indemnification obligations and limitations of our director and officer liability insurance; material weaknesses in our internal control over financial reporting; our ability to implement remedial measures necessary to improve our processes and procedures; negative publicity; significant changes in our management; our ability, and our dependence on the ability of our franchisees, to execute our and their business plans; our ability to implement our international growth strategy; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with governmental regulations relating to food products and franchising; our relationships with wholesale customers; our ability to protect our trademarks; restrictions on our operations contained in our senior secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; and other factors discussed in Krispy Kreme's Annual Report on Form 10-K for fiscal 2006 and other periodic reports filed with the Securities and Exchange Commission.